PROSPECTUS SUPPLEMENT                                EXHIBIT 99.1
(To Prospectus dated October 25, 2004)               REGISTRATION NO. 333-78575





                               [GRAPHIC OMITTED]






                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Internet HOLDRS" section of the base prospectus shall be replaced with the following:

                                                      Share         Primary
       Name of Company(1)              Ticker        Amounts    Trading Market
------------------------------        --------    ------------  ---------------
Amazon.com, Inc.                        AMZN           18           NASDAQ
Ameritrade Holding Corporation          AMTD            9           NASDAQ
CMGI Inc.                               CMGI           10           NASDAQ
CNET Networks, Inc.                     CNET            4           NASDAQ
EarthLink, Inc.                         ELNK          6.23          NASDAQ
eBay Inc.                               EBAY           48           NASDAQ
E*TRADE Financial Corporation            ET            12            NYSE
McAffee Inc.                            MFE             7            NYSE
Priceline.com Incorporated              PCLN          1.167         NASDAQ
RealNetworks, Inc.                      RNWK            8           NASDAQ
Time Warner Inc.                        TWX            42            NYSE
Yahoo! Inc.                             YHOO           52           NASDAQ

           (1) Effective July 14, 2005, Doubleclick Inc. (NASDAQ: "DCLK") was delisted from trading on The Nasdaq National Market as a result of its acquisition by Hellman & Freidman LLC. Consequently, Doubleclick Inc. is no longer an underlying constituent of the Internet HOLDRS Trust. For the 4 shares of Doublclick Inc. per 100 share round lot of Internet HOLDRS, The Bank of New York received $34.00 in cash, and distributed such cash at a rate of $0.30 per depositary share.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.